Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

PIP - Q3 2008 Pharmathene Earnings Conference Call

Event Date/Time: Nov. 13. 2008 / 4:30PM ET

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CORPORATE PARTICIPANTS

Stacey Jurchison

Pharmathene - IR

David Wright

Pharmathene - President and CEO

Christopher Camut

Pharmathene - Vice President and CFO

CONFERENCE CALL PARTICIPANTS

Elemer Piros

Rodham - Analyst

Debra Fiakas

Crystal Equity Research - Analyst

Daniel Mallin

WBB Securities - Analyst

John Vonahan

Digital Market Research - Investor

Jim DeAngelis

Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Third Quarter 2008 Pharmathene Earnings Conference Call. My name is Carissa and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this call.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Miss Stacey Jurchison. Please proceed.

Stacey Jurchison  - Pharmathene - IR

Thank you, Carissa. Good afternoon, ladies and gentlemen, and thank you for participating today. Joining me on the call this afternoon are David Wright, President and Chief Executive Officer, Christopher Camut, Vice President and Chief Financial Officer, and Eric Richman, Senior Vice President, Corporate Development and Strategic Planning. During the course of this call, management may make projections and other forward-looking remarks regarding future events and the company’s future performance.

These forward-looking statements reflect Pharmathene’s current perspective on existing trends and information and can be identified by such words as, expects, plans, will, may, anticipates, believes, should, intends, estimates and other words of similar meaning.

Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those noted in Pharmathene’s filings with the SEC on forms 10-K, 10-Q and 8-K. Actual results may differ materially from those projected in the forward-looking statements.

For the benefit of those who may be listening to the replay, this call was held and recorded on November 13, 2008. Since then, Pharmathene may have made announcements related to the topics discussed, so please reference the Company’s most recent press releases and SEC filings. Pharmathene disclaims any intent or obligation to update these forward-looking statements. I will now turn the call over to David Wright, President and Chief Executive Officer. David?

David Wright  - Pharmathene - President and CEO

Thank you, Stacey, and good afternoon, everyone. Thank you for joining us today to discuss our third quarter 2008 financial and operational results. I will begin with an operational overview, after which Chris will take you through the relevant financials, and following that, we will open up the call to your questions. As most of you know, the past few months have been an extraordinarily exciting time for Pharmathene, as we have continued to successfully execute against our objectives and achieved additional significant milestones in each of our biodefense programs. In particular, we are continuing to advance our leading franchise of anthrax countermeasures, a potential $1 billion market opportunity.

That said, we are excited about the road ahead, especially as we move closer to transitioning more fully from a development stage to a procurement stage company. SparVax, our second generation recombinant protective antigen vaccine, intended to provide general use and post exposure prophylaxis against anthrax infection, is currently under consideration for a procurement contract by the US government for the strategic national stockpile. As I have said before, SparVax has the potential for improved safety and efficacy, protection both pre and post exposure, and a lower dose requirement than the current marketed vaccine. We remain cautiously optimistic regarding our chances of being awarded at least [even] portion of this important procurement contract.

With regard to our third generation RPA vaccine, the National Institute of Allergy and Infectious Disease, a division of the NIH, recently awarded Pharmathene a multiyear contract for up to $83.9 million for advanced development of a third generation recombinant protective antigen anthrax vaccine, provided that certain milestones are achieved and all contract options and extensions are exercised by the government.

The primary objective of the solicitation is to develop an RPA-based anthrax vaccine that can be stored, transported and used without the need for a conventional cold chain. To address this, Pharmathene is working to produce a vaccine that can maintain stability for three years at 35 degrees Celsius and induce protective immunity in just one or two doses. This contrasts with the currently available anthrax vaccine, Biothrax, initially licensed by the FDA in 1970, which currently requires six doses over 18 months to achieve protective immunity and which must be stored between two and eight degrees Celsius.

Turning now to Valortim, our fully human monoclonal antibody, designed to protect against and treat inhalation anthrax. In October, we presented new therapeutic data in the New Zealand White Rabbit Therapeutic Model at ICAC, the IDSA annual meeting, showing that Valortim enhanced survival compared to control animals exposed to a lethal anthrax challenge. Evidence to date suggests that Valortim may be efficacious as both a prophylaxis and a therapeutic for inhalation anthrax. Based upon these results, we believe that Valortim is well positioned for procurement considerations in the strategic national stockpile. In addition, during the quarter, we completed our first GMP bulk manufacturing run at the 2,000 liter scale for Valortim and initiated a peak case study in non-human primates.

With regard to Protexia, our nerve agent countermeasure, we recently presented new data at the 2008 DHHS stakeholders’ workshop, which suggested that Protexia may have efficacy as a therapeutic against nerve agent exposure. We also recently received notice of a $1.6 million Congressional appropriation for continued development of Protexia. This funding is in addition to the previously announced multiyear contract from the Department of Defense for advanced development and procurement of Protexia valued at up to $219 million, once again, provided that certain milestones are achieved and all contract options and extensions are exercised by the government.

We have recently begun dosing in a US Phase I clinical trial evaluating Protexia for safety and tolerability in humans. The randomized placebo controlled double blind dose escalating Phase I clinical trial will study Protexia administered intermuscularly at two time points. Approximately 32 subjects will participate in the study, which is expected to be completed in the second quarter of 2009. The primary endpoint of the study is an evaluation of the safety, tolerability, pharmacokinetics and immunogenecity of escalating single doses of Protexia given intermuscularly in healthy human volunteers. The second endpoint will evaluate the safety, tolerability, pharmacokinetics and immunogenecity of a second dose of Protexia in one group of the subjects.

Animal studies have suggested that Protexia could prevent the neurological toxicity and cognitive impairment associated with exposure to certain nerve agents that currently approved nerve agent countermeasures are not able to adequately treat. Additionally, since Protexia is not derived from human plasma, we have a way dissociated of viral transmission issues.

Given our proprietary manufacturing method, which enables substantially larger production yields than what is possible with human plasma-derived BCHE, if successfully developed, Protexia could adequately fulfill the US military and civilian stockpile requirements.

Moving on, in an effort to strengthen our balance sheet, in October 2008, we completed a strategic equity financing with Panacea Biotech, raising gross proceeds of $13.1 million. Under terms of the financing, Panacea’s Biotech subsidiary, Kelisia Holdings, purchased approximately 3.73 million shares of Pharmathene common stock at a negotiated price of $3.50 per share.

In addition, Panacea’s biotech subsidiary also received 12-month warrants to have purchased up to approximately 2.75 million additional shares of Pharmathene common stock at a price of $5.10 per share, subject to an overall ownership cap of just under 20% of our issued and outstanding common stock following any exercise of this warrant. This equity investment is part of Pharmathene’s ongoing efforts to forge strategic alliances with globally recognized biopharmaceutical companies.

Panacea Biotech is an international pharmaceutical company which has developed a diverse, proprietary product portfolio encompassing pediatric vaccines and therapeutics for emerging infectious diseases and other human health needs which complement our existing pipeline. Pharmathene has been extremely successful in tapping awards and grants from the US government, having a combined value of hundreds of millions of dollars. We are working hard to bring SparVax to market and are very pleased with the pace of our growth and the prospects ahead of us. At this point, let me turn it over to Chris to take you through our financial results. Chris?

Christopher Camut  - Pharmathene - Vice President and CFO

Thank you, David. In the third quarter of 2008, revenues were $10.7 million compared to $3.4 million for the same period in 2007. For the nine months ended September 30, 2008 and 2007, revenues were $27.4 million and $8.7 million respectively. Revenues for both periods consisted primarily of contract funding from the United States government for the advanced development of Protexia, SparVax and RypVax.

Increase in revenues in both the third quarter and the first nine months of 2008 is attributable to the addition of Avecia’s vaccine biodefense program, which boosted revenues $5.5 million and $8.9 million respectively. Research and development expenses were $9.4 million in the third quarter of 2008, compared to $3.6 million in the third quarter of 2007. For the first nine months ended September 30, 2008, R&D expenses were $26.5 million compared to $10.7 million for the same period last year. The increase in R&D expenses in the third quarter resulted from research and development activities related to our Valortim and Protexia programs, as well as expenses related to our SparVax and RypVax programs, which were acquired in the second quarter of 2008.

Expenses associated with general and administrative functions were $4.8 million in the third quarter of 2008, compared to $3.2 million for the same period in 2007. For the nine months ended September 30, 2008 and 2007, G&A expenses were $14.7 million and $8.6 million respectively. Expenses associated with G&A functions increased for the nine month period ended September 2008 as compared to last year, primarily due to increased employee costs, non-cash stock compensation expense and consulting and legal services associated with compliance, public entity activities, and our bid and proposal efforts.

Net loss attributable to common shareholders for the third quarter of ‘08 was $4.3 million or $0.20 per basic and diluted share, compared to a net loss of $1 million or $0.07 per basic and diluted share for the same period of 2007. Net loss to common shareholders for the nine month period ended September 30, 2008, was $31.2 million or $1.41 per common share, compared to $12.6 million or $2.44 per share in the same period of 2007.

As of September 30, 2008, total cash on the balance sheet was $27.7 million, comprised of $13.2 million of available cash, cash equivalent and short-term investments and $14.5 million of short-term and long-term restricted cash. In addition, in October of 2008, as David mentioned, we completed a strategic financing with the Panacea Biotech, raising gross proceeds of approximately $13.1 million. At this point, I will turn it back to David to wrap up.

David Wright  - Pharmathene - President and CEO

Thank you, Chris. Before I open the call up to your questions, I just want to reiterate that now more than at any point in the history of Pharmathene, we are well positioned for strong growth. As a partner of choice in the biodefense industry, we have developed a diversified, best in class portfolio of novel biodefense products, for which we have a strong current financial support and the potential for significant future product sales. That concludes my remarks this afternoon. Operator, can you please instruct the audience on the Q&A procedure?

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question will come from the line of Elemer Piros from Rodham. Please proceed.

Elemer Piros  - Rodham - Analyst

Yes, good afternoon, gentlemen. David, can you hear me?

David Wright - Pharmathene - President and CEO

We can.

Elemer Piros  - Rodham - Analyst

Yes. So, if you could please provide an update that what are the remaining steps on your part and what sort of remaining issues could be outstanding before you potentially get the SparVax procurement grant awarded?

David Wright  - Pharmathene - President and CEO

As you are aware, we are in negotiations on the SparVax contract. The timing for negotiations is scheduled in the second week of December and the NIH has said or BARDA has publicly said that they will award the contract by December 31. As some of you may be aware, a third company has filed a protest and that protest has slowed things down, actually, and could cause a delay. However, it doesn’t automatically cause a delay. So, it is our anticipation, being as we have not been told differently yet by BARDA, that this will be awarded by December 31, but knowing that there is a protest, there is a possibility that it could slip into January.

Elemer Piros  - Rodham - Analyst

Now observing that an administrational change or the change of administration would take place in the third week of January, if we slip into January, could some political process interfere with this decision making by an individual or a group of individuals who are part of the outgoing administration?

David Wright  - Pharmathene - President and CEO

I really don’t believe so. The outgoing administration is committed to get this done before they leave and with our conversations with Obama’s transition committee and with the people who are briefing the President-elect and his comments that he has made lead us to believe that he is significantly behind biodefense. And if you remember when first of all, these are bioshield funds which are not subject to being taken back. They are in trust. They have already been granted. They cannot be removed and there is a need to spend these. So, while we are — while I believe a lot of government could be in flux, I don’t believe that this is going to happen here.

Elemer Piros  - Rodham - Analyst

Okay, and one last question if I may. Have you received formal notification in the past that you would be indemnified from product liability just in case the product had to be used and there are some medical issues arise?

David Wright  - Pharmathene - President and CEO

Yes, we do have notice on that issue.

Elemer Piros  - Rodham - Analyst

Okay, okay. Thank you very much and congratulations on this good quarter.

David Wright  - Pharmathene - President and CEO

Thank you.

Operator

Your next question comes from the line of Debra Fiakas from Crystal Equity Research. Please proceed.

Debra Fiakas  - Crystal Equity Research - Analyst

Thank you. Gentlemen, you have had quite a run in the most recent few months, both from a funding standpoint as well as from a clinical standpoint. What would you say at this time is the greatest obstacle that you face or your greatest concern in moving from this developmental stage as you said into the procurement stage?

David Wright  - Pharmathene - President and CEO

Well, the greatest obstacle is always execution and trying to prepare for the unknown. And the unknown can show up in many different ways. I do not have any specific thing that is keeping me awake at night, the only thing that is keeping me awake at night is the market itself and just knowing how much has to be done. So, the biggest thing, Debra, is execution.

Debra Fiakas  - Crystal Equity Research - Analyst

So, then it is a matter of setting priorities or a matter of simply deciding which opportunities to pursue first?

David Wright  - Pharmathene - President and CEO

It is more a matter of — we believe we have the priorities set. It is a matter now of just accomplishing the task we have to accomplish.

Debra Fiakas  - Crystal Equity Research - Analyst

Okay, very good. And then just one housekeeping question in regard to the cash usage in the quarter?

Christopher Camut  - Pharmathene - Vice President and CFO

Yes. Are you talking specifically about the cash usage?

Debra Fiakas  - Crystal Equity Research - Analyst

Yes, if you could tell us what the cash usage was.

Christopher Camut  - Pharmathene - Vice President and CFO

Sure. During the quarter, obviously as most of you know, our gross cash burn is roughly $4 million to $5 million a month, of which approximately 75% of that is funded by US government contracts. So, our net burn on a monthly basis is about $1.5 million to $1.6 million a month. Our — there was no extraordinary cash burn items other than general, administrative, public company costs, legal costs that were added, ordinary frankly for the quarter.

Debra Fiakas  - Crystal Equity Research - Analyst

Okay, so—.

Christopher Camut  - Pharmathene - Vice President and CFO

I am sorry, Debra, go ahead.

Debra Fiakas  - Crystal Equity Research - Analyst

You are saying that the cash burn this particular quarter was approximately $1.5 million?

Christopher Camut  - Pharmathene - Vice President and CFO

That’s correct. And again, I think the thing to — you have to really look over more than a quarter period to really get an average cash burn. You really need to look at a six month period, because from any month to month, it — for instance, if you back into our cash burn for the month of July, it actually looks like we were cash flow positive in July because the timing as it relates to government payments.

But then if you look at the quarter before that, while we were waiting for payment from the government, it looks like that we burned more than $1.5 million. So, I think really over one quarter is not an accurate depiction of what our true cash burn is. I think you have to look over a more extended period of time. But if you look on an LTM, latest 12 months basis, you are really looking at an average cash burn of $1 million to $1.6 million a month.

Debra Fiakas  - Crystal Equity Research - Analyst

Okay, excellent. Thank you so much.

Operator

Your next question comes from the line of Daniel Mallin, WBBC Securities. Please proceed.

Daniel Mallin  - WBB Securities - Analyst

Hi, guys. Thank you for taking my questions and congratulations on the quarter. Looking for a couple of points of clarification. One, on the Phase — on the third generation RPA vaccine, you had a nice size award. Is there any insight that could be gained in terms of the size of your award and just remind me if you will for how long that award actually goes? I believe it is three years?

David Wright  - Pharmathene - President and CEO

The award has two time points to it. The base award is over three years, but the total award with all options is over five years. And it breaks out with the base period of three years as $13.2 million. There are two options which are nonclinical animal model development options and that is almost $10 million and then there is $60 million worth of advanced development monies. These are all milestone generated. If you get to the first step, you get to go on. If you don’t make the first step, you don’t go on. And that is what you are going to be seeing a lot more out of BARDA. That is the way their contracts are going to be from now on. They will be longer contracts, bigger dollars, but they will all be milestone generated.

Daniel Mallin  - WBB Securities - Analyst

Do you think that BARDA’s intention is to ultimately have one winner but maybe several horses in the running along the way, or is there ultimately a desire to have more than one ultimately for procurement?

David Wright  - Pharmathene - President and CEO

I think that you are going to see multiple people in the running and then depending upon the size, the length of the contract and the type of product, you are going to see one or you are going to see two. They do have a strong desire and Dr. Robinson has stated publicly a number of times that he wants multiple horses providing these products.

Daniel Mallin  - WBB Securities - Analyst

Okay, thank you. That’s helpful. And on the Protexia, you have the Phase I scheduled to start, I believe you said in Q2 of 2009?

David Wright  - Pharmathene - President and CEO

No, actually, the Phase 1 will conclude.

Daniel Mallin  - WBB Securities - Analyst

Conclude, okay.

David Wright  - Pharmathene - President and CEO

It will end in Q1 of 2009.

Daniel Mallin  - WBB Securities - Analyst

And can you remind me, I know that you have significant funding potential tied to this particular program. Is there an inflection point there that is contingent on the results of the Phase 1 trial and if so, what can we expect in terms of milestones moving forward on the Protexia program, specifically with respect to beginning, I guess, the second phase of the procurement-oriented portion of that contract?

David Wright  - Pharmathene - President and CEO

That program — the results of the Protexia Phase 1 should be reported to the DoD by the end of the first quarter. And then they will take a period of time to review those results and if they are satisfied with the results, then we move into the second phase of the program, which is the advanced development phase that will take us from Phase 1 through FDA approval and there is approximately $67 million worth of funding that will occur. Then at approval, we have an order for 90,000 doses of the product to be delivered to the DoD and there is $119 million associated with those 90,000 doses.

Daniel Mallin  - WBB Securities - Analyst

So, is it reasonable, do you think, to expect an announcement regarding the second phase of the Protexia contract, the $67 million, sometime in the middle to late 2009?

David Wright  - Pharmathene - President and CEO

Yes, late 2009.

Daniel Mallin  - WBB Securities - Analyst

Okay. And just if you can help me with some color on the Panacea strategic partnership, I know that they have invested a substantial amount. Could you tell me if — they have quite a portfolio of their own, including some in terms of biodefense. Is this truly a partnership? Are your scientists and their scientists going to be working together on sort of a shared portfolio or are you more or less going to be sort of representing their interests and maybe applying your context and expertise in terms of government contracts to take some of their particular programs forward?

David Wright  - Pharmathene - President and CEO

I am not trying to be flip, but the answer really is yes. It is both of those things. This is a investment that was made to give us an opportunity to really get to know each other. And we have very gentle type terms on both sides as what they have to do and what we have to do. But they allow us to start talking about this and it has been discussed that they are looking for a way of getting in the US market. Consequently, they have viewed Pharmathene as being possibly their best way to do it, so being with traditional Indian-type culture, they wanted to get involved, make an investment and see if there was good karma, if I may, using an Indian statement, between the companies that something bigger could grow out of this.

Daniel Mallin  - WBB Securities - Analyst

Okay, thanks. That is very helpful. That is all I have and once again, congratulations on the quarter and I am really looking forward to next quarter and some of the milestones that will occur between now and then.

David Wright  - Pharmathene - President and CEO

So are we, Daniel.

Operator

Your next question comes from the line of [John Vonahan] from Digital Market Research. Please proceed.

John Vonahan  - Digital Market Research - Investor

Hi, David. How are you?

David Wright  - Pharmathene - President and CEO

Good, John.

John Vonahan  - Digital Market Research - Investor

I am an investor and I have been on your conferences, I have been on these calls now for about a year and a half and I always hear just great things and as you can imagine, over the last year and a half, I have seen the stock price just tumble down to, today it closed at $0.85. And with all this, just, I guess, talk to me like I am a four-year-old, okay? Because I just every time I am on these calls, I hang up and I say to myself, man, it sounds great, everything sounds great. And even in these market conditions that we are in now, the financials sound tremendous. What can you attribute — how can you attribute this to a stock price that just continually just falls day in every day?

And then the other question is, as far as the year-end, I have been informed that come the end of December is when this contract is going to be awarded. And based on your — and granted, what you are saying is that it could be — you could win it all, you could lose it all, you could be part of many difference companies that are going to be awarded a part of this. Hopefully you don’t lose it all, but I am just saying, there is going to be many different horses, which I have heard for the past year. But that seems to be just the tip of the — from what I am hearing, that seems just to be the tip of the iceberg. Once it has been awarded, there is still another year or so of development and along those lines, to bring that up, what about marketing? I read the papers, I read the Journal, I read the Times, I never read anything about Pharmathene and all the great things you are doing with the Department of Defense.

David Wright  - Pharmathene - President and CEO

All right, let me—.

John Vonahan  - Digital Market Research - Investor

I threw a lot out there, I am sorry.

David Wright  - Pharmathene - President and CEO

I think there is three questions there. I will try and take them in the order that you gave them. The stock price — I don’t have a crystal ball. I think it has to do with the fact that we have gone through over the last year and a half a phase where biodefense lost credibility and I think that has started to come back. I believe that there are a number of investors who have taken a wait and see attitude until a contract is won.

Thirdly, we are very thinly traded. It appears at the last minute today someone dumped a very big block of stock at $0.85 and it took the stock down. Tomorrow, someone can buy 100 shares and it can go back up. So, I really think that the stock price fluctuation on a basis of going down is a function of the market, but what investors have to focus on with this stock is that we are building a valuable company with a meaning portfolio. And when you look at General Motors trading at $2 a share and Pharmathene trading at $1 a share, some of these things just don’t mean.

So, I think the fundamentals are going to have to win out. And as hard as it is for you, I am an investor too. Not only have I invested five years of my life, I own over 200,000 shares of stock which I bought and I have paid as much as $8 a share for some of those. So, I feel the pain, but I am convinced on a daily basis I cannot focus my attention on what happens to the stock today. I have to focus on building a company and building a long-term value for investors and that is what we are trying to do.

The contract — I can’t sit here and say we are going to win or lose a contract. I don’t have a crystal ball. I can tell you that we have been told that there will be two winners, all right? The contracting officers have said that there is not going to be a single winner, there will be two winners. Based upon publicly available material and knowledge, only two companies are in the running.

Consequently, it seems like ourselves and our competitors have a very good chance of getting a contract. Are they going to be equal? We do know that BARDA does have a requirement for 50 million doses. While the RFP is for 25, the overall requirement they are by law required to fill in the strategic national stockpile is 75 million doses. They currently have contracts for 25 million, so therefore there is 50 left. That is all I can say on the contract. We are doing everything — I can promise you we are doing everything possible to ensure we are one of those people.

I don’t know where you are located. I am surprised you haven’t seen any of the publications that have occurred. We have been in the Washington Post, we have been in the Baltimore paper, we have been in a number of government publications that surround the Beltway. And we will be happy to furnish you with those if you would call our IR department, call Stacey, please, and give her your contact information and either we will mail them to you or electronically get them in your hands. And we are glad to have you as a shareholder, John. Thank you.

Operator

Your next question comes from the line of [Jim DeAngelis]. Please proceed.

Jim DeAngelis Analyst

Hi, thank you. A couple of questions about the protest. When was the protest filed, please?

David Wright  - Pharmathene - President and CEO

Someone help me in the room. October, I don’t know the exact date.

Christopher Camut  - Pharmathene - Vice President and CFO

Third week of October.

David Wright  - Pharmathene - President and CEO

Third week of October.

Jim DeAngelis Analyst

And did they have the traditional 60-day response period?

David Wright  - Pharmathene - President and CEO

No, this has a 100-day response period out of the GOA in which they have to give their decision. There is a 30-day response period that the contracting office has to get to the GOA with their response. However, there is no requirement for holding up the award in order for this response to be answered.

Jim DeAngelis Analyst

The protest, what is the basis of the protest, the fundamental basis as outlined in the protest?

David Wright  - Pharmathene - President and CEO

The basic fundamental was that two of the people or that the reason that the Company who is protesting did not get chosen was because they had never received any government funding for their programs and therefore they were being discriminated against.

Jim DeAngelis Analyst

But nothing that you had a proprietary or advanced basis for bidding or you or the other company that is still in this competition?

David Wright  - Pharmathene - President and CEO

Absolutely not.

Jim DeAngelis Analyst

Okay. And although it is very rare, what is the likelihood that this contract or RFP could be set aside and recompeted?

David Wright  - Pharmathene - President and CEO

I can only tell you what our attorneys tell us. That is probably not an outcome that would happen anyway. Probably the only outcome is they would be allowed to enter into negotiations on a bid if they were deemed to be — not competitive, but deemed to be technically competitive.

Jim DeAngelis Analyst

Is there a small business set aside or an 8A on this contract award?

David Wright  - Pharmathene - President and CEO

I don’t believe there is.

Jim DeAngelis Analyst

So, the protest isn’t along those basises?

David Wright  - Pharmathene - President and CEO

No, it is not. It is on a discrimination fact that they weren’t given a fair playing ground because they had received no funding.

Jim DeAngelis Analyst

And you should know something within the 100-day period certainly?

David Wright  - Pharmathene - President and CEO

Without a doubt, we will know something within that period.

Jim DeAngelis Analyst

Okay. On the — you mentioned a 90,000 dose, $119 million contract.

David Wright  - Pharmathene - President and CEO

Correct.

Jim DeAngelis Analyst

What is your profit margin on that?

David Wright  - Pharmathene - President and CEO

Our profit margins follow traditionally the pharmaceutical industry margin and our net margins run anywheres between 16 and 25%.

Christopher Camut  - Pharmathene - Vice President and CFO

And I would be — add one point of clarification. That is on the anticipated margin on the delivery of the product.

David Wright  - Pharmathene - President and CEO

Of any product that we sell.

Christopher Camut  - Pharmathene - Vice President and CFO

That’s correct. But on the development, obviously there is no margin on the development.

Jim DeAngelis Analyst

Certainly. On your existing government contracts, is there any release upon milestones that would make your burn rate reduced or have you bid these on a fixed rate lump sum or a fixed price or a, what’s the other method that they have there?

Christopher Camut  - Pharmathene - Vice President and CFO

Cost plus.

Jim DeAngelis Analyst

A cost plus basis where your margins are the traditional 3% to 5% and that is all you are going to make on this stuff?

David Wright  - Pharmathene - President and CEO

Well, even on the cost plus, your margins in the government today are 7% to 8% and that’s 7% to 8% on everything. So, even with the 7% to 8% cost plus, you come close to 20% net when you are done, because of the way that they are calculated. We have both — the 2G contract is a fixed price contract.

Jim DeAngelis Analyst

So, my question is, early on, are you operating as a loss leader on the contract, where the other portions or bands of these contracts will contribute more to your net, reduce your burn rate?

David Wright  - Pharmathene - President and CEO

Yes, these contracts are done such that we make a small amount of profit on the development stage and the development side of these contracts, usually we bid in the range of 8% to 12% profit, including in the development phase. But then in the production phase of the product, we get a much higher percentage of profit. Does that answer your question?

Operator

Your next question comes from the line of Elemer Piros, which is a follow-up question, from Rodman. Please proceed.

Elemer Piros  - Rodham - Analyst

Yes, hi. Maybe along these lines, Chris, if you could help us out, let’s assume that you will get a $500 million award, say in the month of January. And for the development phase for the first year, you would get, say, $100 million. How would your monthly cash burn that is right now, say, $1.5 million would be modified under these assumptions? These are just assumptions and hypothetical for the time being.

Christopher Camut  - Pharmathene - Vice President and CFO

Sure, Elmer. Hypothetically, again, obviously, because there is an extensive negotiation process in any contract, so at the end of the day, you don’t really know until the very end. But hypothetically, in terms of the cash burn with 2G, obviously we would on a fixed price contract look to bid any fixed price contract to make sure that the majority if not all of our costs associated with that development would be funded under that contract. However, there are certain general and administrative and overhead costs that we would have to bear at the Company. You would see a modest increase in the cash burn, probably not more than likely to exceed — I would say maximum $250,000 a month, but I think and if I were to look in the crystal ball, I think again the cash burn would only increase modestly.

Elemer Piros  - Rodham - Analyst

So, let me try to understand this, Chris. I am sorry, I just wanted to picture it clearly.

Christopher Camut  - Pharmathene - Vice President and CFO

Sure.

Elemer Piros  - Rodham - Analyst

So, on $100 million, you have a net margin of 8% to 12%, as David said. So, you have, say, $10 million that you could take with you. Your operational burn would increase nevertheless and net, you would come out that you would spend on the program more than $100 million?

Christopher Camut  - Pharmathene - Vice President and CFO

No. It would be an offset, Elemer. I was talking about on absolute dollars cash burn. But you are right. There, we would hope, be some profit component to the development phase of the contract and those profit dollars would help offset our monthly cash burn. So, if you look on a net basis, even though your actual dollar cash burn would go up, that would be offset by any profit that you might be able to realize as part of the development phase of the contract.

Elemer Piros  - Rodham - Analyst

So, your cash burn could actually go down in ‘09 if you have the contract in place for the Company as a whole?

Christopher Camut  - Pharmathene - Vice President and CFO

Again, theoretically, yes. I mean, it is not as simple as taking $100 million, dividing it by 12 months and then looking at it that way. I mean, these contracts and the way they are paid out and the way we are billing the government, there are a number of factors. But if you are looking very general, very high level, intuitively, you are looking at it the right way. The reality of it is on any one month period or even quarter, it may not look that way, but at a high level, intuitively, you are thinking about it properly.

Elemer Piros  - Rodham - Analyst

Thank you. And one question about Protexia, if you could please confirm this. So, for the anthrax vaccines, you don’t necessarily have to have a FDA approval in place for the government to stockpile it? But the case may be different for Protexia. Do I understand it correctly?

David Wright  - Pharmathene - President and CEO

You are correct. The case is not — it’s not maybe, the case is different. In order for the Department of Defense to buy a product, it must be FDA approved. However, under emergency use authorizations, the strategic national stockpile can purchase and stockpile products before they are FDA approved.

Elemer Piros  - Rodham - Analyst

Okay. And just one question and this is very philosophical, I apologize for it. But a collaboration with Panacea, who could be one of your competitors, what sort of potential liability could that entail and what can you put in to any future agreement so you won’t get hurt?

David Wright  - Pharmathene - President and CEO

Actually, what we did is when we began talking to Panacea, we excluded from any discussion, including diligence discussions, any discussion of the anthrax vaccine program, revenues or anything like that.

Elemer Piros  - Rodham - Analyst

Okay.

David Wright  - Pharmathene - President and CEO

So, it was just totally excluded. We didn’t talk about it and we haven’t talked about it. In fact, we have continued to tell them that until the contract is given, that ‘s pretty much off limits.

Elemer Piros  - Rodham - Analyst

Thank you very much, David.

David Wright  - Pharmathene - President and CEO

Thank you all very much.

Operator

At this time, there are no questions in queue. I would like to turn the call over to Mr. Wright for closing remarks. Please proceed.

David Wright  - Pharmathene - President and CEO

Well, thank you, everyone, again for joining us this afternoon to review third quarter and our financial and operating results. We look forward to updating you again at our year-end conference call. I think it will be a very exciting call. But in the meantime, if you have questions, please contact our Investor Relations department for additional information. We always welcome investors’ feedback and questions and we thank you once again for being investors. Have a good evening, everyone. Thank you.

Operator

Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Good day.

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